AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 20, 1999
                                                     REGISTRATION NO. 333-______
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ----------------------

                               BSQUARE CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           WASHINGTON                                    91-1650880
 (State or other jurisdiction                         (I.R.S. Employer
of incorporation or organization)                    Identification No.)

3633 136TH PLACE S.E.  SUITE 100, BELLEVUE, WASHINGTON           98006
       (Address of Principal Executive Offices)                (Zip code)

                     AMENDED AND RESTATED STOCK OPTION PLAN
                                       and
              BSQUARE CORPORATION 1999 EMPLOYEE STOCK PURCHASE PLAN
                           (Full titles of the Plans)

                                WILLIAM T. BAXTER
          CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        3633 136TH PLACE S.E., SUITE 100
                           BELLEVUE, WASHINGTON 98006
                     (Name and address of agent for service)

                                 (425) 519-5900
          (Telephone number, including area code, of agent for service)

                                   COPIES TO:

                            MICHAEL J. ERICKSON, ESQ.
                              LAURA A. BERTIN, ESQ.
                           SUMMIT LAW GROUP, P.L.L.C.
                       1505 WESTLAKE AVENUE N., SUITE 300
                            SEATTLE, WASHINGTON 98109

                                               CALCULATION OF REGISTRATION FEE
==================================================================================================================
                                                                                 PROPOSED
                                                        PROPOSED MAXIMUM         MAXIMUM
   TITLE OF SECURITIES TO BE          AMOUNT TO BE       OFFERING PRICE         AGGREGATE         AMOUNT OF
           REGISTERED                REGISTERED (1)        PER SHARE          OFFERING PRICE   REGISTRATION FEE (1)
==================================================================================================================
  COMMON STOCK, NO PAR VALUE,             1,402,700        $ 0.05 (3)           $   70,135        $   19.50
 SUBJECT TO OUTSTANDING OPTIONS              33,900        $ 0.50 (3)           $   16,950        $    4.71
  WITH FIXED PRICES UNDER THE               846,450        $ 1.00 (3)           $  846,450        $  235.31
   AMENDED AND RESTATED STOCK               610,000        $ 1.44 (3)           $  878,400        $  244.20
          OPTION PLAN                       210,000        $ 1.80 (3)           $  378,000        $  105.08
                                             40,000        $ 2.50 (3)           $  100,000        $   27.80
                                            372,795        $10.00 (3)           $3,727,950        $1,036.37
                                            214,100        $12.00 (3)           $2,569,200        $  714.38
==================================================================================================================

==================================================================================================================
COMMON STOCK, NO PAR VALUE, NOT
 SUBJECT TO OUTSTANDING OPTIONS
  OR NOT HAVING FIXED EXERCISE
       PRICES UNDER THE:
==================================================================================================================
   AMENDED AND RESTATED STOCK             1,848,480 (1)    $15.00 (4)          $27,727,200       $ 7,708.30
          OPTION PLAN
==================================================================================================================
  1999 EMPLOYEE STOCK PURCHASE            1,500,000 (2)    $15.00 (4)          $22,500,000       $ 6,255.00
              PLAN
==================================================================================================================
             TOTAL                        7,078,425            --              $58,814,285       $16,350.65
==================================================================================================================

(1) Based on shares subject to outstanding options or reserved for future issuance pursuant to employee benefit plans as of October 19, 1999. Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to such employee benefit plans as the result of any future stock split, stock dividend or similar adjustment of the registrant's outstanding Common Stock.

(2) Together with an indeterminate number of interests in such plan pursuant to Rule 416(c).

(3) Computed pursuant to Rule 457(h) under the Securities Act of 1933, as amended, based upon the exercise prices of options granted as of the filing date of this Registration Statement.

(4) Estimated as of October 19, 1999, solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The proposed maximum offering price is $15.00, which is the initial offering price of the Common Stock.

                                     PART I
                               BSQUARE CORPORATION
         FORM S-8 CROSS REFERENCE SHEET SHOWING LOCATION OF INFORMATION
                         REQUIRED BY PART I OF FORM S-3

FORM S-3 ITEM NUMBER                                                 LOCATION/HEADING IN PROSPECTUS
-------------------------------------------------------------------------------------------------------------
  1.      Forepart of Registration Statement and Outside             Outside Front Cover Page
          Front Cover Page of Prospectus

  2.      Inside Front and Outside Back Cover Page of                Available Information; Incorporation of
          Prospectus                                                 Certain Information by Reference

  3.      Summary Information, Risk Factors and Ratio of             Risk Factors
          Earnings to Fixed Charges

  4.      Use of Proceeds                                            Use of Proceeds

  5.      Determination of Offering Price                            Not applicable

  6.      Dilution                                                   Not applicable

  7.      Selling Security Holder                                    Registered Shareholders

  8.      Plan of Distribution                                       Plan of Distribution

  9.      Description of Securities to be Registered                 Not Applicable

  10.     Interests of Named Experts and Counsel                     Interests of Named Experts and Counsel

  11.     Material Changes                                           Not Applicable

  12.     Incorporation of Certain Information                       Documents Incorporated by Reference

  13.     Disclosure of Commission Position on Indemnification       Indemnification
          for Securities Act Liabilities

                               REOFFER PROSPECTUS

                             SHARES OF COMMON STOCK

                               BSQUARE CORPORATION

                                   ----------


         This Reoffer Prospectus relates to 304,566 shares of the common stock, no par value, of BSQUARE Corporation, which may be offered from time to time by certain key employees and consultants named herein (collectively, the "Registered Shareholders"). It is anticipated that the Registered Shareholders will offer shares for sale at prevailing prices on the Nasdaq National Market System on the date of sale. We will receive no part of the proceeds of any sales made hereunder. All expenses of registration incurred in connection with this offering are being borne by us, but all selling and other expenses incurred by each of the Registered Shareholders will be borne by each such Registered Shareholder.

         The common stock is traded on the Nasdaq National Market System under the symbol "BSQR."

         The Registered Shareholders and any broker executing selling orders on behalf of the Registered Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act, in which event commissions received by such broker may be deemed to be underwriting commissions under the Securities Act.

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                                   ----------


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
           AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON
                THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                       REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

                                   ----------

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY REGISTERED SHAREHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER, SOLICITATION OR SALE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                                   ----------


                THE DATE OF THIS PROSPECTUS IS OCTOBER 19, 1999.

                              AVAILABLE INFORMATION

        We are subject to the informational reporting requirements of the Securities Exchange Act of 1934 and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional of flees at 219 South Dearborn Street, Chicago, IL 60604; 26 Federal Plaza, New York, NY 10007; and 5757 Wilshire Boulevard, Los Angeles, CA 90036, at prescribed rates. Our common stock is quoted on the Nasdaq National Market System. Reports, proxy statements, informational statements and other information concerning us can be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006. The commission also maintains a website (http://www.sec.gov) that contains reports, proxy statements and other information regarding registrants that file electronically with the commission.

         We intend to furnish our shareholders with annual reports containing additional financial statements and a report thereon by independent certified public accountants.

         A copy of any document incorporated by reference in this registration statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the registration statement incorporates) of which this Reoffer Prospectus forms a part but which is not delivered with this Reoffer Prospectus will be provided by us without charge to any person (including any beneficial owner) to whom this Reoffer Prospectus has been delivered upon the oral or written request of such person. Such requests should be directed to BSQUARE Corporation, Attn: Asst. Secretary, 3150 139th Avenue S.E., Suite 500, Bellevue, WA 98005-4081.

                                TABLE OF CONTENTS


                                                                  PAGE
                                                                  ----
BSQUARE CORPORATION                                               3
RISK FACTORS                                                      5
USE OF PROCEEDS                                                   15
REGISTERED SHAREHOLDERS                                           15
PLAN OF DISTRIBUTION                                              17
INTERESTS OF NAMED EXPERTS AND COUNSEL                            18
DOCUMENTS INCORPORATED BY REFERENCE                               18
INDEMNIFICATION                                                   19

                               BSQUARE CORPORATION

         We provide a broad range of software products and services that facilitate the integration of the Microsoft Windows CE operating system into a variety of devices we call intelligent computing devices and enhance the functionality of those devices. Original equipment manufacturers, semiconductor vendors and Windows CE software developers rely on our products and services to help bring customized intelligent computing devices and intelligent computing device applications to market in a timely fashion. We have been providing Windows CE-based software services since prior to the commercial release of Windows CE in September 1996, and therefore we believe that we offer a greater breadth and depth of Windows CE expertise than any of our current competitors.

         Intelligent computing devices are an emerging class of products with sophisticated processing power that are designed for specific computing and communications applications. These devices are described as "intelligent" to distinguish them from rudimentary single-purpose computing devices with only limited functionality. Examples of intelligent computing devices include television "set-top boxes," which sit on top of television sets and provide users with advanced cable TV access services, sophisticated video gaming features and Internet access; handheld and palm-size PCs; gaming systems; handheld industrial data collectors; consumer "lnternet appliances" such as kiosk terminals and navigational devices in cars and trucks; and Windows-based terminals. Compared to traditional computers, intelligent computing devices are often less expensive and more adaptable in terms of their size, weight and shape, while still providing sophisticated computing and communications capabilities, including Internet connectivity.

         Increasingly, intelligent computing devices are able to connect directly to the Internet, either through wired or wireless telecommunications systems. As businesses and consumers increasingly use the Internet to transact business and as demand for smaller and more mobile devices grows, original equipment manufacturers are developing new intelligent computing devices to better meet the needs of end users. Because of space constraints and other design and resource limitations inherent in the intelligent computing device environment, original equipment manufacturers require a computer operating system that is both scaleable and highly customizable, with lower system requirements than traditional PC operating systems. While there are several different operating systems that can be used in intelligent computing devices, Windows CE, a versatile and highly adaptable operating system modeled after Microsoft Windows, is gaining market acceptance among original equipment manufacturers as an operating system that meets these requirements. As increased use of the Internet by consumers and businesses helps fuel the growth of the intelligent computing device market, we believe that the market for Windows CE will in turn benefit.

         We develop products and provide services that facilitate the development of Windows CE-based intelligent computing devices. We generate revenue in three distinct ways. First, we provide code-writing and related engineering services to Microsoft and semiconductor vendors to adapt Windows CE to different microprocessors and to enhance Windows CE's user-specific features and functions. For the six months ended June 30, 1999, 87% of our revenue was generated under our master development and license agreement with Microsoft. Second, we offer a comprehensive set of software products and services that help original equipment manufacturers cost-effectively integrate Windows CE into their intelligent computing devices. These offerings include original equipment manufacturer adaptation kits, software products and test programs, along with engineering and quality assurance services, all designed to ensure that Windows CE works properly with the original equipment manufacturer's computer boards, which are the internal hardware constituting the core of their intelligent computing devices. Third, we license a wide range of Windows CE-based software applications to both original equipment manufacturers and intelligent computing device consumers to provide additional functions to Windows CE-based intelligent computing devices, such as printing and faxing capabilities.

         We intend to become a primary provider of software products and services for facilitating the integration of operating systems into intelligent computing devices. Generally, an operating system provided by vendors in its original form will not be readily compatible with the increasingly wide variety of semiconductors and intelligent computing devices that are becoming available and therefore will need to be adapted in order to function. We refer to this process as "integration." The key elements of our strategy include building on our expertise as a provider of Windows CE software products and services, expanding our strategic relationships with semiconductor vendors and original equipment manufacturers, maintaining and expanding our relationship with Microsoft, developing additional software applications and expanding our international presence.

         We were incorporated in the State of Washington in July 1994. Our principal executive officers are located at 3633 136th Place S.E., Suite 100, Bellevue, Washington 98006, and our telephone number is (425) 519-5900. Our World Wide Web address is www.bsquare.com. Information on our website does not constitute a part of this prospectus.

                                  RISK FACTORS

         You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. Investing in our common stock involves a high degree of risk. Any of the following risks could materially adversely affect our business, operating results and financial condition and could result in a complete loss of your investment.

UNANTICIPATED FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS DUE TO FACTORS SUCH AS ADVERSE CHANGES IN OUR RELATIONSHIP WITH MICROSOFT OR A DECLINE IN THE MARKET FOR WINDOWS CE-BASED INTELLIGENT COMPUTING DEVICES COULD CAUSE OUR STOCK PRICE TO DECLINE SIGNIFICANTLY.

         Our operating results have fluctuated in the past, and we expect that they will continue to do so. We believe that period-to-period comparisons of our operating results are not meaningful, and you should not rely on such comparisons to predict our future performance. If our operating results fall below the expectations of stock analysts and investors, the price of our common stock may fall. Factors that may cause our quarterly operating results to fluctuate include:

         - the failure or perceived failure of Windows CE, the operating system upon which demand for our products and services is dependent, to achieve widespread market acceptance;

         - the failure of the intelligent computing device market to develop;

         - adverse changes in our relationship with Microsoft, from whom a substantial portion of our revenue is generated and on whom we rely to continue to develop and promote Windows CE;

         - our inability to develop and market new and enhanced products and services on a timely basis;

         - unanticipated delays, or announcement of delays, by Microsoft of Windows CE product releases, which could cause us to delay our product introductions and adversely affect our customer relationships;

         -        changes in demand for our products and services;

         - increased competition and changes in our pricing as a result of increased competitive pressure;

         - our ability to control our expenses, a large portion of which are relatively fixed and which are budgeted based on anticipated revenue trends, in the event that customer projects, particularly Microsoft projects, are delayed, curtailed or discontinued;

         - changes in the mix of our services and product revenue, which have different gross margins;

         - underestimates by us of the costs to be incurred in significant fixed-fee service projects; and

         - varying customer buying patterns which are often influenced by year-end budgetary pressures. In addition, our stock price may fluctuate due to conditions unrelated to our operating performance, including general economic conditions in the software industry and the market for technology stocks.

SUBSTANTIALLY ALL OF OUR REVENUE, INCLUDING 87% OF OUR TOTAL REVENUE FOR THE SIX MONTHS ENDED JUNE 30, 1999, IS GENERATED FROM OUR RELATIONSHIP WITH MICROSOFT, WHICH CAN BE MODIFIED OR TERMINATED BY MICROSOFT AT ANY TIME.

         In 1997 and 1998, and for the six months ended June 30, 1999, 39%, 79% and 87% of our revenue, respectively, was generated under our master development and license agreement with Microsoft. The master agreement, the current renewable term of which concludes in July 2000, includes a number of project-specific work plans. We bill Microsoft on a time-and-materials basis, although each project has a maximum dollar cap. We expect the revenue generated from work plans with Microsoft will continue to comprise the majority of our revenue for the next several years. We presently have dedicated approximately 200 of our 270 engineers to these projects. However, the master agreement and each of the individual work plans may be terminated or modified by Microsoft at any time. In addition, there is no guarantee that Microsoft will continue to enter into additional work plans with us. In the past, Microsoft has modified the timing and scope of certain projects, requesting that our engineers be moved from one project to another, as well as our relationships with our customers. For example, in late 1997 Microsoft decided to contract with us to provide Windows CE support services to semiconductor vendors with whom we had previously contracted directly. As a result, from late 1997 through late 1998 our revenue shifted from being generated by a variety of semiconductor vendors to being generated primarily by Microsoft. We do not believe that we could replace the Microsoft revenue in the short- or medium-term if existing work plans were canceled or curtailed, and such cancellations or curtailments would substantially reduce our revenue. Microsoft is a publicly traded company that files financial reports and information with Securities and Exchange Commission. These reports are publicly available under Microsoft's Exchange Act filing number, 000-14278. For a description of where this information can be obtained, see "Available Information."

IF THE MARKET FOR THE WINDOWS CE OPERATING SYSTEM FAILS TO DEVELOP FULLY OR DEVELOPS MORE SLOWLY THAN WE EXPECT, OUR BUSINESS AND OPERATING RESULTS WILL BE MATERIALLY HARMED.

         Windows CE is one of many operating systems developed for the intelligent computing device market and the extent of its future acceptance is uncertain. Because all of our revenue to date has been generated by software products and services dependent on the Windows CE operating system, if the market for Windows CE fails to develop fully or develops more slowly than we expect, our business and operating results will be significantly harmed. Market acceptance of Windows CE will depend on many factors, including:

         -        Microsoft's development and support of the Windows CE market.
                  As the developer and primary promoter of Windows CE, if Microsoft were to decide to discontinue or lessen its support of the Windows CE operating system, potential customers could select competing operating systems, which would reduce the demand for our Windows CE-based software products and services. In addition, Microsoft has developed a version of its Windows NT operating system for intelligent computing devices and could decide to shift its support to this operating system to the detriment of Windows CE;

         - the ability of the Windows CE operating system to compete against existing and emerging operating systems for the intelligent computing device market including: VxWorks from WindRiver Systems Inc., pSOS from Integrated Systems, Inc., VRTX from Mentor Graphics Corporation, JavaOS from Sun Microsystems, Inc. and LINUX. In particular, in the market for palm-size devices, Windows CE faces intense competition from PalmOS used on 3Com Corporation's Palm devices and to date has had limited success in this market. In the market for cellular phones, Windows CE faces intense competition from the EPOC operating system from Symbian, a joint venture between several of the largest manufacturers of cellular phones, which recently announced it has agreed to discuss cross-licensing its technology with the Palm Company unit of 3Com. Windows CE may be unsuccessful in capturing a significant share of these two segments of the intelligent computing device market, or in maintaining its market share in those other segments of the intelligent computing device market on which our business currently focuses, including the markets for Internet-enabled television set-top boxes, handheld industrial devices, consumer Internet appliances such as kiosk terminals and vehicle navigational devices, and Windows-based terminals;

         - the acceptance by original equipment manufacturers and consumers of the mix of features and functions offered by Windows CE; and

         - the willingness of software developers to continue to develop and expand the applications that run on Windows CE. To the extent that software developers write applications for competing operating systems that are more attractive to intelligent computing device end users than those available on Windows CE, potential purchasers could select competing operating systems over Windows CE.

IF THE MARKET FOR INTELLIGENT COMPUTING DEVICES FAILS TO DEVELOP FULLY OR DEVELOPS MORE SLOWLY THAN WE EXPECT, OUR REVENUE WILL NOT GROW AS FAST AS ANTICIPATED, IF AT ALL.

         The market for intelligent computing devices is emerging and the potential size of this market and the timing of its development are not known. As a result, our profit potential is uncertain and our revenue may not grow as fast as we anticipate, if at all. We are dependent upon the broad acceptance by businesses and consumers of a wide variety of Windows CE-based intelligent computing devices, which will depend on many factors, including:

         - the development of content and applications for intelligent computing devices;

         - the willingness of large numbers of businesses and consumers to use devices such as handheld and palm-size PCs and handheld industrial data collectors to perform functions currently carried out manually or by traditional PCs, including inputting and sharing data, communicating among users and connecting to the Internet; and

         - the evolution of industry standards that facilitate the distribution of content over the Internet to these devices via wired and wireless telecommunications systems, satellite or cable.

IF MICROSOFT ADDS FEATURES TO ITS WINDOWS CE OPERATING SYSTEM THAT DIRECTLY COMPETE WITH SOFTWARE PRODUCTS AND SERVICES WE PROVIDE, OUR REVENUE COULD BE REDUCED AND OUR PROFIT MARGINS COULD SUFFER.

         As the developer of Windows CE, Microsoft could add features to its operating system that directly compete with the software products and services we provide to our customers. Such features could include, for example, faxing, hardware- support packages and quality-assurance tools. The ability of our customers or potential customers to obtain software products and services directly from Microsoft that compete with our software products and services could harm our business. Even if the standard features of future Microsoft operating system software were more limited than our offerings, a significant number of our customers and potential customers might elect to accept more limited functionality in lieu of purchasing additional software. Moreover, the resulting competitive pressures could lead to price reductions for our products and reduce our profit margins.

IF WE DO NOT MAINTAIN OUR FAVORABLE RELATIONSHIP WITH MICROSOFT, WE WILL HAVE DIFFICULTY MARKETING OUR SOFTWARE PRODUCTS AND SERVICES AND MAY NOT RECEIVE DEVELOPER RELEASES OF WINDOWS CE, AND OUR REVENUE AND OPERATING MARGINS WILL SUFFER.

         In the event that our relationship with Microsoft were to deteriorate, then our efforts to market and sell our software products and services to original equipment manufacturers could be adversely affected and our business would be harmed. Microsoft has great influence over the development plans and buying decisions of original equipment manufacturers utilizing Windows CE for intelligent computing devices. Many of our original equipment manufacturer customers are referred to us by Microsoft. Moreover, Microsoft controls the marketing campaigns related to its operating systems, including Windows CE. Microsoft's marketing activities, including trade shows, direct mail campaigns and print advertising, are important to the continued promotion and market acceptance of Windows CE and, consequently, of our Windows CE-based software products and services. We must maintain mutually successful relationships with Microsoft so that we may continue to participate in joint marketing activities with Microsoft, including participating with Microsoft in "partner pavilions" at trade shows and listing our services on Microsoft's website, and to receive referrals from Microsoft. In the event that we are unable to continue our joint marketing efforts with Microsoft or fail to receive referrals from Microsoft, we would be required to devote significant additional resources and incur additional expenses to market our software products and services directly to potential customers. In addition, we depend on receiving from Microsoft developer releases of new versions of and upgrades to Windows CE and related Microsoft software in order to timely develop and ship our products and provide services. If we are unable to receive these developer releases, our revenue and operating margins would suffer.

UNANTICIPATED DELAYS, OR ANNOUNCEMENT OF DELAYS, BY MICROSOFT OF WINDOWS CE PRODUCT RELEASES COULD ADVERSELY AFFECT OUR SALES.

         Unanticipated delays, or announcement of delays, in Microsoft's delivery schedule for new versions of its Windows CE operating system could cause us to delay our product introductions and impede our ability to complete customer projects on a timely basis. These delays or announcements by Microsoft could also cause our customers to delay or cancel their project development activities or product introductions. Any resulting delays in, or cancellations of, our planned product introductions or in our ability to commence or complete customer projects may adversely affect our revenue and could cause our quarterly operating results to fluctuate. For example, in 1998 Microsoft delayed the release of a version of its Windows CE Platform Builder, which delayed our introduction of a complementary product for an original equipment manufacturer customer.

WE HAVE SIGNED A NON-COMPETITION PROVISION WITH MICROSOFT WHICH COULD LIMIT OUR ABILITY TO SUSTAIN OR GROW OUR BUSINESS.

         We must receive written permission from Microsoft in order to design or develop products, or provide services in connection with products, which compete with the Microsoft Windows CE operating system or related products in existence as of October 1, 1998 or which Microsoft is developing or intends to develop or acquire. The term of our non-competition provision coincides with the term of our master agreement with Microsoft, which concludes in July 2000. Therefore, if there is a significant shift away from Microsoft operating systems in the intelligent computing device market segments that we are targeting, including the markets for Internet-enabled television set-top boxes, handheld and palm-size PCs, handheld industrial data collectors, consumer Internet appliances such as kiosk terminals and vehicle navigational devices, and Windows-based terminals, we will be unable to target and support other operating system platforms during the term of our non-competition provision. Similarly, because the non-competition provision effectively requires us to devote all of our resources to supporting the Windows CE operating system, if our relationship with Microsoft is curtailed or terminated we would be required to invest significant time and resources to transition our operations to target and support competing operating systems. Moreover, to the extent that Microsoft challenges any of our activities which we believe are not prohibited by the non-competition provision, we may become involved in litigation to enforce our rights under the agreement. Litigation, whether successful or not, could harm our relationship with Microsoft, result in substantial costs and divert our resources, any of which could harm our business.

THE FIXED-FEE ARRANGEMENTS WE HAVE WITH MANY OF OUR CUSTOMERS EXPOSE US TO THE RISK THAT WE MAY UNDERESTIMATE OUR COSTS FOR PROJECTS, WHICH COULD LOWER OUR PROFIT MARGINS.

         In addition to the capped-fee arrangements we have with Microsoft, we provide our services to many of our customers under fixed-fee arrangements. In 1998 and for the six months ended June 30, 1999, approximately 12% and 10%, respectively, of our total revenue was derived from fixed-fee contracts. In the event that we underestimate the scope or work effort required for a customer's project, we may be required to complete the project at a loss or at a significantly reduced gross margin. If we underestimate the fees for a series of projects and/or a very large project, our gross margins for a fiscal period may decline. In addition, revenue from these contracts is recognized on the percentage-of-completion method, measured by the cost incurred to date relative to the estimated total cost for the contract. If we underestimate the time necessary to complete these projects, we may be required to recognize revenue at a later time than we had anticipated, which would have a negative impact on our financial condition and cause our quarterly results to fluctuate.

IF WE FAIL TO SECURE CONTRACTS ON SUFFICIENTLY PROFITABLE TERMS, OR AT ALL, WITH THE LIMITED NUMBER OF MARKET-LEADING ORIGINAL EQUIPMENT MANUFACTURERS OUR REVENUE AND PROFIT MARGINS WOULD SUFFER.

          Currently substantially all of our non-Microsoft revenue is generated from sales to original equipment manufacturers. For the six months ended June 30, 1999, approximately 13% of our revenue was from sales to original equipment manufacturer customers. There are a limited number of original equipment manufacturer customers that are capable of building and shipping large quantities of intelligent computing devices. In some market segments, one or two original equipment manufacturers account for a majority of all unit sales. Competition for the business of these original equipment manufacturers is intense. If we fail to secure and maintain service and licensing contracts with the limited number of original equipment manufacturers in these markets we may not be able to participate in those market segments. In addition, as a result of their strong market position, these companies are typically able to secure favorable terms, including favorable pricing, in their technology licensing and service agreements. Further, many of these potential original equipment manufacturer customers have the capability to replace our services and products by utilizing internal resources. For these reasons, there is no guarantee that we will be able to secure contracts on profitable terms, or at all, with the market-leading original equipment manufacturers, which could harm our business.

OUR MARKET IS BECOMING INCREASINGLY COMPETITIVE, WHICH MAY RESULT IN PRICE REDUCTIONS, LOWER GROSS MARGINS AND LOSS OF MARKET SHARE.

         The market for Windows CE-based software products and services is becoming increasingly competitive. Increased competition may result in price reductions, lower gross margins and loss of market share, which would harm our business. We face competition from:

         - our current and potential customers' internal research and development departments that may seek to develop their own proprietary solutions;

         - large professional engineering services firms such as Cadence Design Systems, Inc. and Electronic Data Systems Corporation that may enter the market;

         - established intelligent computing device software and tools manufacturers such as Applied Microsystems Corporation, Spyglass, Inc., Phoenix Technologies, Inc., Mentor Graphics and Integrated Systems; - small- and medium-size engineering services companies such as VenturCom, Inc., Eclipse International, Inc., BlueWater Systems, Inc. and Vadem; and

         - software and component distributors such as Avnet/Hamilton Hallmark, Pioneer and Annasoft Systems. As we develop new products, particularly products focused on specific industries, we may begin competing with companies with whom we have not previously competed.

It is also possible that new competitors will enter the market or that our competitors will form alliances, including alliances with Microsoft, that may enable them to rapidly increase their market share. Although we are subject to a non-competition provision with Microsoft, Microsoft has not agreed to any exclusive arrangement with us nor has it agreed not to compete with us. The barrier to entering the market as a provider of Windows CE-based intelligent computing device software and services is low. In addition, Microsoft has created a marketing program to encourage systems integrators to work on Windows CE. These systems integrators are given the same access by Microsoft to the Windows CE technology as we are with respect to system integration. New competitors may have lower overhead than us and therefore be able to offer advantageous pricing. We expect that competition will increase as other established and emerging companies enter the Windows CE-based intelligent computing device market and as new products and technologies are introduced.

WE DEPEND ON THE CONTINUED SERVICES OF OUR PRESIDENT AND CHIEF EXECUTIVE OFFICER, AND OUR SUCCESS DEPENDS UPON OUR CONTINUED ABILITY TO ATTRACT, TRAIN AND RETAIN ADDITIONAL QUALIFIED PERSONNEL AT ACCEPTABLE COMPENSATION LEVELS.

         We depend substantially on the continued services of William T. Baxter, our chairman of the board, president and chief executive officer. The loss of the services of Mr. Baxter could harm our business. None of our executive officers, including Mr. Baxter, has a contract that guarantees employment. In addition, we depend on our ability to attract, train and retain qualified personnel, specifically those with management, technical and product development skills. Competition for such personnel is intense, particularly in geographic areas recognized as high technology centers such as the greater-Seattle area, where substantially all of our employees are located. There can be no assurance that we will be able to attract, train or retain additional highly qualified technical and managerial personnel in the future, which could harm our business. Moreover, to remain competitive we have had to increase employee compensation and our gross margins have been adversely impacted. To the extent such competitive wage pressure continues or increases our gross margins could suffer.

IF WE FAIL TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, COMPETITORS MAY BE ABLE TO USE OUR TECHNOLOGY OR TRADEMARKS, WHICH COULD WEAKEN OUR COMPETITIVE POSITION, REDUCE OUR REVENUE AND INCREASE OUR COSTS.

         If we fail to adequately protect our intellectual property, our competitive position could be weakened and our revenue adversely affected. We rely primarily on a combination of patent, copyright, trade secret and trademark laws, confidentiality procedures and contractual provisions to protect our intellectual property. These laws and procedures provide only limited protection. We have applied for three patents relating to our engineering work. These patents, if issued, may not provide sufficiently broad protection or they may not prove to be enforceable against alleged infringers. There can be no assurance that any of our pending patents will be granted. Even if granted, patents may be circumvented or challenged and, if challenged, may be invalidated. Any patents obtained may provide limited or no competitive advantage to us. It is also possible that another party could obtain patents that block our use of some, or all, of our products and services. If that occurred, we would need to obtain a license from the patent holder or design around their patent. The patent holder may or may not choose to make a license available to us at all or on acceptable terms. Similarly, it may not be possible to design around such a blocking patent.

         In general, there can be no assurance that our efforts to protect our intellectual property rights through patent, copyright, trade secret and trademark laws will be effective to prevent misappropriation of our technology, or to prevent the development and design by others of products or technologies similar to or competitive with those developed by us. We frequently license the source code of our products and the source code results of our services to customers. There can be no assurance that customers with access to our source code will comply with the license terms or that we will discover any violations of the license terms or, in the event of discovery of violations, that we will be able to successfully enforce the license terms and/or recover the economic value lost from such violations. To license many of our software products, we rely in part on "shrinkwrap" and "clickwrap" licenses that are not signed by the end user and, therefore, may be unenforceable under the laws of certain jurisdictions. As with other software products, our products are susceptible to unauthorized copying and uses that may go undetected, and policing such unauthorized use is difficult.

         A significant portion of our marks include the word "BSQUARE" or the preface "b." Other companies use forms of "BSQUARE" or the preface "b" in their marks alone or in combination with other words, and we cannot prevent all such third-party uses. We license certain trademark rights to third parties. Such licensees may not abide by compliance and quality control guidelines with respect to such trademark rights and may take actions that would harm our business.

         The computer software market is characterized by frequent and substantial intellectual property litigation, which is often complex and expensive, and involves a significant diversion of resources and uncertainty of outcome. Litigation may be necessary in the future to enforce our intellectual property or to defend against a claim of infringement or invalidity. Litigation could result in substantial costs and the diversion of resources and could harm our business and operating results.

THIRD PARTIES COULD ASSERT THAT OUR SOFTWARE PRODUCTS AND SERVICES INFRINGE THEIR INTELLECTUAL PROPERTY RIGHTS, WHICH COULD EXPOSE US TO ADDITIONAL COSTS AND LITIGATION.

         Third parties may claim that our current or future software products and services infringe their proprietary rights, and these claims, regardless of their merit, could increase our costs and harm our business. We have not conducted patent searches to determine whether the technology used in our products infringes patents held by third parties. In addition, it is difficult to determine whether our software products and services infringe third-party intellectual property rights, particularly in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies. If we were to discover that one of our software products violated a third party's proprietary rights, we may not be able to obtain a license on commercially reasonable terms, or at all, to continue offering that software product. Moreover, any indemnification we obtain against claims that the technology we license from third parties infringes the proprietary rights of others may not always be available or may be limited in scope or amount. Even if we receive broad third-party indemnification, these indemnitors may not have the financial capability to indemnify us in the event of infringement. In addition, in some circumstances we could be required to indemnify our customers for claims made against them that are based on our solutions.

         There can be no assurance that infringement or invalidity claims related to the software products and services we provide or arising from the incorporation by us of third-party technology, and claims for indemnification from our customers resulting from such claims, will not be asserted or prosecuted against us. We expect that software product developers will be increasingly subject to infringement claims as the number of products and competitors in the software industry grows and the functionality of products in different industry segments overlaps. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources in addition to potential product redevelopment costs and delays.

IF WE DO NOT RESPOND ON A TIMELY BASIS TO TECHNOLOGICAL ADVANCES AND EVOLVING INDUSTRY STANDARDS, OUR FUTURE PRODUCT SALES COULD BE NEGATIVELY IMPACTED.

         The market for Windows CE-based software products and services is new and evolving. As a result, the life cycles of our products are difficult to estimate. To be successful, we must continue to enhance our current product line and develop new products. We have experienced delays in enhancements and new product release dates in the past and may be unable to introduce enhancements or new products successfully or in a timely manner in the future. Our business may be harmed if we must delay releases of our products and product enhancements or if these products and product enhancements fail to achieve market acceptance when released. In addition, our customers may defer or forego purchases of our products if we, Microsoft, our competitors or major hardware, systems or software vendors introduce or announce new products or product enhancements. Such deferrals or failures to purchase would decrease our revenue.

OUR FIVE-YEAR OPERATING HISTORY MAKES IT DIFFICULT TO EVALUATE OUR FUTURE PROSPECTS, AND WE CANNOT ASSURE YOU THAT OUR REVENUE GROWTH RATE WILL NOT DECLINE OR THAT WE WILL BE ABLE TO SUSTAIN OR INCREASE OUR PROFITABILITY.

         We were founded in July 1994, generated our first revenue in October 1994 and shipped our first product in November 1996. Accordingly, we have a limited operating history and you should not rely on our past results to predict our future performance. The rate of growth of our revenue over the prior year was 245% from 1996 to 1997 and 71% from 1997 to 1998. The rate of growth of our revenue over prior periods may continue to decline. We anticipate that our expenses will increase substantially in the foreseeable future as we continue to develop our technology and expand our product and service offerings. These efforts may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenue sufficiently to offset these higher expenses. If we fail to increase our revenue to keep pace with our expenses, we may experience losses.

IF WE ARE UNABLE TO MANAGE OUR GROWTH OUR BUSINESS WILL SUFFER.

         Our rapid growth has placed, and is expected to continue to place, a significant strain on our managerial, technical, operational and financial resources. From August 1996 to July 1999, we grew from 21 employees to 348 employees, and we expect this rapid growth to continue for the foreseeable future. To manage our growth, we must implement additional management information systems, further develop our operational, administrative and financial systems and expand, train and manage our work force. We will also need to manage an increasing number of complex relationships with customers, marketing partners and other third parties. We cannot guarantee that our systems, procedures or controls will be adequate to support our current or future operations or that our management will be able to effectively manage our expansion. Our failure to do so could seriously harm our ability to deliver products and services in a timely fashion, fulfill existing customer commitments and attract and retain new customers.

OUR INTERNATIONAL OPERATIONS EXPOSE US TO GREATER INTELLECTUAL PROPERTY, MANAGEMENT, COLLECTIONS, REGULATORY AND OTHER RISKS.

         In late 1998 we opened of flees Germany and Tokyo, Japan. For the six months ended June 30, 1999, less than 1% of our total revenue was generated by our international offices.. Our international operations expose us to a number of risks, including the following:


         - greater difficulty in protecting intellectual property due to less stringent foreign intellectual property laws and enforcement policies;

         - greater difficulty in managing foreign operations due to the lack of proximity between our home office and our foreign operations;

         - longer collection cycles in Japan than we typically experience in the U.S.;

         -        unfavorable changes in regulatory practices and tariffs;

         -        adverse changes in tax laws;

        - seasonal European sales declines in the summer months;

        - the impact of fluctuating exchange rates between the U.S. dollar and foreign currencies;

        - and general economic and political conditions in Asian and European markets.

These risks could have a material adverse effect on the financial and managerial resources required to operate our foreign offices, as well as on our future international revenue, which could harm our business.

IF WE CONDUCT FUTURE ACQUISITIONS, THEY COULD PROVE DIFFICULT TO INTEGRATE, DISRUPT OUR BUSINESS, DILUTE SHAREHOLDER VALUE AND ADVERSELY AFFECT OUR OPERATING RESULTS.

        Although we currently have no specific understandings, commitments or agreements for any acquisition, we may make investments in complementary companies, services and technologies in the future. We have not made any material acquisitions or investments to date, and therefore our ability as an organization to conduct acquisitions or investments is unproven. If we fail to properly evaluate and execute acquisitions and investments, they may seriously harm our business and prospects. To successfully complete an acquisition, we must properly evaluate the technology, accurately forecast the financial impact of the transaction, including accounting charges and transaction expenses, integrate and retain personnel, combine potentially different corporate cultures and effectively integrate products and research and development, sales, marketing and support operations. Our non-compete provision with Microsoft could impede our acquisition of companies or technologies that compete with the Windows CE operating system or related products. If we fail to do any of these, we may suffer losses or our management may be distracted from our day-to-day operations. In addition, if we conduct acquisitions using debt or equity securities, existing shareholders may be diluted, which could affect the market price of our stock.

IF WE ARE UNABLE TO LICENSE KEY SOFTWARE FROM THIRD PARTIES OUR BUSINESS COULD BE HARMED.

        We often integrate third-party software with our internally developed software to provide software products and services for our original equipment manufacturer customers. If our relationships with our third-party vendors were to deteriorate, we might be unable to obtain licenses on commercially reasonable terms, if at all, for newer versions of their software required to maintain compatibility. In the event that we are unable to obtain additional licenses, we would be required to develop this technology internally, which could delay or limit our ability to introduce enhancements or new products or to continue to sell existing products.

OUR SOFTWARE PRODUCTS OR THE THIRD-PARTY HARDWARE OR SOFTWARE INTEGRATED WITH OUR SOFTWARE PRODUCTS AND SERVICES MAY SUFFER FROM DEFECTS OR ERRORS THAT COULD IMPAIR OUR ABILITY TO SELL OUR SOFTWARE PRODUCTS AND SERVICES.

        Software and hardware components as complex as those needed for intelligent computing devices frequently contain errors or defects, especially when first introduced or when new versions are released. We have had to delay commercial release of certain versions of our software products until software problems were corrected, and in some cases have provided product enhancements to correct errors in released products. Some of our contracts require us to repair or replace products that fail to work. To the extent that we repair or replace products our expenses may increase resulting in a decline in our gross margins. In addition, it is possible that by the time defects are fixed the market opportunity may have been missed which may result in lost revenue. Moreover, errors that are discovered after commercial release could result in loss of revenue or delay in market acceptance, diversion of development resources, damage to our reputation or increased service and warranty costs, all of which could harm our business.

WE MAY BE SUBJECT TO PRODUCT LIABILITY CLAIMS THAT COULD RESULT IN SIGNIFICANT COSTS.

        Our license agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims. It is possible, however, that these provisions may be ineffective under the laws of certain jurisdictions. Although we have not experienced any product liability claims to date, the sale and support of our software products and services entail the risk of such claims and we may be subject to such claims in the future. A product liability claim brought against us, whether successful or not, could harm our business and operating results.

THE LENGTHY SALES CYCLE OF OUR PRODUCTS AND SERVICES MAKES OUR REVENUE SUSCEPTIBLE TO FLUCTUATIONS.

        Our sales cycle is typically three to six months because the expense and complexity of our products and services generally require a lengthy customer approval process, and may be subject to a number of significant risks over which we have little or no control, including:

        - customers' budgetary constraints and internal acceptance review procedures;

        - the timing of budget cycles; and

        - the timing of customers' competitive evaluation processes. In addition, to successfully sell our products and services, we frequently must educate our potential customers about the full benefits of our products and services, which can require significant time.

If our sales cycle lengthens unexpectedly, it could adversely affect the timing of our revenue which could cause our quarterly results to fluctuate.

A SMALL NUMBER OF OUR EXISTING SHAREHOLDERS CAN EXERT CONTROL OVER US.

        After this offering, our executive officers, directors and principal shareholders holding more than 5% of our common stock, consisting of nine persons and the several entities affiliated with such persons, will together control approximately 82% of our outstanding common stock. As a result, these shareholders, if they act together, will be able to control our management and affairs of the company and all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control of us and might affect the market price of our common stock.

IT MIGHT BE DIFFICULT FOR A THIRD PARTY TO ACQUIRE US EVEN IF DOING SO WOULD BE BENEFICIAL TO OUR SHAREHOLDERS.

        Certain provisions of our amended and restated articles of incorporation, bylaws and Washington law may discourage, delay or prevent a change in the control of us or a change in our management even if doing so would be beneficial to our shareholders. Our board of directors has the authority under our amended and restated articles of incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock could be issued quickly and easily with terms calculated to delay or prevent a change in control of our company or make removal of our management more difficult. In addition, as of the first annual meeting of shareholders following the closing of this offering, our board of directors will be divided into three classes. The directors in each class will serve for three-year terms, one class being elected each year by our shareholders. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of our company because it generally makes it more difficult for shareholders to replace a majority of our directors. In addition, Chapter 19 of the Washington Business Corporation Act generally prohibits a "target corporation" from engaging in certain significant business transactions with a defined "acquiring person" for a period of five years after the acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation's board of directors prior to the time of acquisition. This provision may have the effect of delaying, deterring or preventing a change in control of our company. The existence of these antitakeover provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.

WE WILL HAVE BROAD DISCRETION IN THE USE OF THE PROCEEDS OF THIS OFFERING. OUR FAILURE TO APPLY SUCH FUNDS EFFECTIVELY COULD HARM OUR BUSINESS.

        We have not designated any specific use for a substantial portion of the net proceeds from this offering. We intend to use the net proceeds primarily for general corporate purposes, including working capital and relocation, expenses. Management will have significant flexibility in applying the net proceeds of the offering. Our failure to apply such funds effectively could harm our business.

THE SUBSTANTIAL NUMBER OF SHARES THAT WILL BE ELIGIBLE FOR SALE IN THE FUTURE MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

        Sales of a substantial number of shares of our common stock in the public market following this offering could adversely affect the market price of the common stock. As additional shares of our common stock become available for resale in the public market, the supply of our common stock will increase which could decrease the price. The number of shares of common stock available for sale in the public market is limited by restrictions under the federal securities laws and under agreements some of our shareholders, directors and employees have entered into with the underwriters.

YEAR 2000 ISSUES MAY NEGATIVELY IMPACT OUR BUSINESS.

        Many computer systems are not currently capable of distinguishing 21st century dates from 20th century dates. As a result, beginning on January 1, 2000, computer systems and software used by many companies and organizations in a wide variety of industries, including technology, transportation, utilities, finance and telecommunications, will produce erroneous results or fail unless they have been modified or upgraded to process date information correctly. Significant uncertainty exists in the software industry and other industries concerning the scope and magnitude of problems associated with the century change. We may discover that some or all of our software products-are not "Year 2000 compliant" - that is, they are not capable of adequately distinguishing 21st century dates from 20th century dates. In the majority of our software licenses, we have warranted that dates on or after January 1, 2000 will not adversely affect the performance of our products. In addition, our software is generally integrated into customer products involving sophisticated hardware and complex software products. If this third-party equipment or our own products do not operate properly with respect to the Year 2000, we may face claims or incur unexpected expenses to remedy any resulting problems. The costs of defending and resolving Year 2000-related disputes, regardless of the merits of such disputes, and any liability we may have for Year 2000-related damages, including consequential damages, could adversely affect our operating results. Moreover, if third parties cannot provide us with products, services or systems that meet the Year 2000 requirements on a timely basis, our business could be harmed. Further, many of our computer systems are connected to Microsoft's computer systems, and we depend on this connectivity to communicate and transact business with Microsoft on various levels. Any failure of this connectivity or of Microsoft's computers to be Year 2000 compliant may disrupt our communications with Microsoft and interfere with our ability to transact business. In addition, we believe that the purchasing patterns of our customers and potential customers may be affected by Year 2000 issues as companies expend significant resources to correct or upgrade their current software systems for Year 2000 compliance. These expenditures may result in reduced funds available to purchase software products and services such as those we offer. To the extent Year 2000 issues cause a significant delay in, or cancellation of, decisions to purchase our products or services, our business would be harmed. If we fail to identify and remediate all significant Year 2000 problems on a timely basis, our business could be harmed. Remediation efforts may involve significant time and expense, and unremediated problems could harm our business.

                                 USE OF PROCEEDS

        We will not receive any of the proceeds from the offering hereunder. We will derive proceeds from the exercise of options and issuance of shares of Common Stock upon such exercises, which shares are being registered with the Commission simultaneously with the registration of the shares being resold pursuant to this prospectus. Such proceeds will be available to us for working capital and general corporate purposes. No assurances can be given as to when or if any or all of the options will be exercised and when or if such proceeds will become available for our use. All expenses of registration incurred in connection with this offering are being borne by us, but all selling and other expenses incurred by the individual Registered Shareholders will be borne by such Registered Shareholders.

                             REGISTERED SHAREHOLDERS

        The Reoffer Prospectus relates to shares of common stock which have been acquired by certain of our key employees and consultants. Registered Shareholders acquired shares of common stock to be offered hereunder pursuant to the exercise of options or stock purchase rights granted under our amended and restated stock option plan. None of the Registered Shareholders will own more than one percent (1%) of the Company's outstanding securities after the offering.

        The following table sets forth certain information with respect to the Registered Shareholders as of October 19, 1999:

                                                                           NUMBER OF SHARES TO BE
REGISTERED SHAREHOLDER               TITLE OR POSITION WITH BSQUARE             OFFERED HEREBY
----------------------               ------------------------------        ----------------------
Michael L. Adcock                               Software Engineer                     375

Adam N. Almog                                   Software Engineer                   5,500

Sara A. Andersen                            Payroll Administrator                     375

Potjamarn Arpornratn                            Software Engineer                     250

Erik Badger                                     Software Engineer                     375

Stephen H. Barnett                              Software Engineer                   5,500

Morris Bernstein                         Senior Software Engineer                  11,250

James J. Birchman                               Software Engineer                     750

John Bono                               Software Engineer Manager                   2,000

Scott E. Bufkin                          VP of Program Management                     100

Paul L. Burstein                                Director of Sales                  12,500

Che-pong Chik                                   Software Engineer                     250

Richard D. Chinn                                Software Engineer                   1,250

Eric S. Christoffersen                   Senior Software Engineer                  17,750

Bradley Clark                             Senior Staff Accountant                     188

Morag G. Conlon                                Facilities Manager                     751

Roy E. Dean                                     Software Engineer                   1,075

Michael Yap Dy                                  Software Engineer                     500

Khai Do                                         Software Engineer                     250

Mark D. Dodrill                                 Software Engineer                   2,000

Peter Eberhardy                                 Software Engineer                     500

Karen Angela Faber                       Accounting Administrator                     350

Glen Furnas                             Channel Marketing Manager                   5,500

John W. Garnett                                 Software Engineer                  18,250

Steve Gazzoli                                 Hardware Technician                     150

Ann T. Gorman                                      Web Specialist                   5,500

Richard Henthorn                           Director of Operations                   1,250

Vu Thanh Huynh                                  Software Engineer                   2,250

Diane Istvan                                      General Counsel                  30,000

                                                                           NUMBER OF SHARES TO BE
REGISTERED SHAREHOLDER              TITLE OR POSITION WITH BSQUARE             OFFERED HEREBY
----------------------             --------------------------------        ----------------------
Melissa L. Kacher                               Software Engineer                    1,250

Leila Kirske                                          VP of Finance                  6,750

Fumiko Kurose-Bretzke                             Software Engineer                 11,500

Wendy K. Lam                                      Software Engineer                  2,500

Leroy P. Leahy Jr.                         Senior Software Engineer                 11,250

Paul A. Leathers                                  Software Engineer                  1,375

Sheri A. Lee                            Director of Human Resources                 12,750

Steven P. Leytus                          Senior Software Engineer                   5,500

Shen-Wei Bravo Li                                 Software Engineer                    500

Wei Liu                                           Software Engineer                    625

Christopher MacGregor                      Senior Software Engineer                  8,875

Mary A. MacLachlan                         Senior Software Engineer                  1,750

Rima S. Mansour                                   Software Engineer                  1,563

Edit Marcinkech                    Director of Software Engineering                 18,750

Michael D. Morris                                 Software Engineer                  3,000

John J. McGrath                                   Software Engineer                  2,500

Rick L. Negrin                                    Software Engineer                  5,500

Zahra Nezam-Tehrani                               Software Engineer                  1,000

Karen A. Noller                                  Accounting Manager                  3,000

David J. Orvis                                    Software Engineer                    500

Christine C. Peterson                        Quality Assurance Lead                  2,500

Dang-Khoa Pham                                    Software Engineer                  2,250

James Van Phan                                   Software Engineer                     750

Caprice A. Pine                           Human Resource Generalist                  2,500

Tuan Phung                                        Software Engineer                    250

Diane M. Robel                                    Software Engineer                  1,000

Nobu Shearon                                      Software Engineer                    250

Storm Shearon                                    IS project manager                 11,500

Bernardo D. Sulla                                 Software Engineer                    500

Lorraine D. Swalley                   Software Engineering Director                  1,563

Jonathan Y. Tien                      Software Engineering Director                  1,250

Henry V. Todd                                     Software Engineer                  2,500

Paula L. Tomlinson                         Senior Software Engineer                  2,500

Paul Trunley                              Software Engineer Manager                  8,250

Andrew Tucker                              Senior Software Engineer                  1,500

Mickey C. Von Fossen                       Senior Software Engineer                  1,075

James Walters                              Senior Software Engineer                  2,500

Ty J. Wheeler                                     Software Engineer                    876

Donald L. Whitt                                     General Manager                  5,000

Jinlong Xu                                        Software Engineer                    250

Joe J. Zheng                                      Software Engineer                 10,000

Lei Zhou                                   Senior Software Engineer                 18,000

Yan Hong Zhu                                      Software Engineer                    625

                              PLAN OF DISTRIBUTION

        The shares of common stock covered by this Reoffer Prospectus are being registered by us for the account of the Registered Shareholders. We understand that none of such shares will be offered through underwriters.

        The Registered Shareholders may sell the shares in one or more transactions (which may involve one or more block transactions) on the Nasdaq National Market, in sales occurring in the public market of such system, in privately negotiated transactions or in a combination of such transactions. Each such sale may be made either at market prices prevailing at the time of such sale or at negotiated prices. The Registered Shareholders may sell some or all of the shares in transactions involving broker-dealers, who may act as agent or acquire the shares as principal. Any broker-dealer participating in such transactions as agent may receive commissions from the Registered Shareholder(s) (and, if they act as agent for the purchaser of such shares, from such purchaser). The Registered Shareholders will pay usual and customary brokerage fees. Broker-dealers may agree with the Registered Shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such a broker-dealer is unable to do so acting as agent for the Registered Shareholders, to purchase as principals any unsold shares at the price required to fulfill the respective broker-dealer's commitment to the Registered Shareholders. Broker-dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions (which may involve cross and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions. To our knowledge, there is currently no agreement with any broker or dealer respecting the sale of the shares offered hereby. Upon the sale of any such shares, the Registered Shareholders or anyone effecting sales on behalf of the Registered Shareholders may be deemed an underwriter, as that term is defined under the Securities Act. We will pay all expenses of preparing and reproducing this Reoffer Prospectus, but will not receive the proceeds from sales by the Registered Shareholders. Sales will be made at prices prevailing at the time of such sales.

        We have advised the Registered Shareholders that the anti-manipulation rules under Regulation M of the Exchange Act may apply to sales of the shares in the market. We have also informed the Registered Shareholders of the possible need for delivery of copies of this prospectus to prospective purchasers. Registered Shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the Shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or discounts or concessions allowed to any such broker-dealers, and, if any such broker-dealers purchase shares as principal in a transaction, any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act. Shares being sold pursuant to this prospectus must be sold by the Registered Shareholders in compliance with Rule 144(e) of the Securities Act, which limits the amount of securities that can be sold by any one person (and others whose stock would be aggregated with the stock owned by such person) in any three- month period to the greater of:

        - 1% of the shares of our outstanding Common Stock as shown by our most recently filed report or statement we have filed with the SEC; or

        - the average weekly reported volume of trading in our Common Stock as reported on Nasdaq during the four calendar weeks immediately preceding the date of receipt of the order to execute the transaction by the broker or the date of execution of the transaction directly with a market maker.

        In addition, any Shares covered by this prospectus that qualify for sale pursuant to Rule 144 may be sold under that Rule rather than pursuant to this prospectus.

        We are bearing all costs relating to the registration of the shares. Any commissions or other fees payable to broker-dealers in connection with any sale of the shares will be borne by the Registered Shareholders or other party selling such shares. In order to comply with certain states' securities laws, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the shares may not be sold unless the shares have been registered or qualified for sale in such state, or unless an exemption form registration or qualification is available and is obtained.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

        The validity of the common stock being registered hereby will be passed upon for us by Summit Law Group, P.L.L.C., Seattle, Washington. As of the date of this registration statement, Summit Law Group beneficially owns 34,722 shares of our common stock.

                       DOCUMENTS INCORPORATED BY REFERENCE

        We hereby incorporate by reference into this registration statement the following documents previously filed with the Commission:

        (a) Our prospectus filed with the Commission under Rule 424(b) under the Securities Act in connection with Registration Statement No. 333-85351 on Form S-1 filed with the Commission on August 17, 1999, together with any and all amendments thereto, in which there is set forth audited financial statements for BSQUARE's fiscal years ended December 31, 1997 and 1998.

        (b) Our Registration Statement on Form 8-A filed with the Commission on October 15, 1999, under Section 12 of the Exchange Act in which there is described the terms, rights and provisions applicable to BSQUARE's outstanding Common Stock.

        All of such documents are on file with the Commission. All documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities to be offered pursuant hereto have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents.

                                 INDEMNIFICATION

        Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act (the "WBCA") authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act, provided they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. Our amended and restated articles of incorporation and bylaws require us to indemnify our officers and directors to the fullest extent permitted by Washington law. Our directors and officers of also may be indemnified against liability they may incur for serving in that capacity pursuant to a liability insurance policy maintained by us for such purpose.

        Section 23B.08.320 of the WBCA authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Our amended and restated articles of incorporation contain provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director's liability to us and our shareholders.

        We have entered into certain indemnification agreements with its officers and directors. The indemnification agreements provide our officers and directors with indemnification to the maximum extent permitted by the WBCA.

                                     PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

        The following documents filed with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference in this registration statement by the registrant and the BSQUARE 1999 Employee Stock Purchase Plan (the "ESPP"):

        (a) The registrant's prospectus filed with the Commission on October 20, 1999 pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the "Securities Act");

        (b) The description of the registrant's Common Stock contained in the registration statement on Form 8-A filed on October 15, 1999 under Section 12(g) of the Exchange Act, including any amendments or reports for the purpose of updating such description.

All documents filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this registration statement and to be a part hereof commencing on the respective dates on which such documents are filed.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

        The validity of the common stock being registered hereby will be passed upon for the registrant by Summit Law Group, P.L.L.C., Seattle, Washington. As of the date of this registration statement, Summit Law Group beneficially owns 34,722 shares of the registrant's common stock.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act (the "WBCA") authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act, provided they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. The registrant's amended and restated articles of incorporation and bylaws require the registrant to indemnify its officers and directors to the fullest extent permitted by Washington law. The directors and officers of the registrant also may be indemnified against liability they may incur for serving in that capacity pursuant to a liability insurance policy maintained by the registrant for such purpose.

        Section 23B.08.320 of the WBCA authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. The registrant's amended and restated articles of incorporation contain provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director's liability to the registrant and its shareholders.

        The registrant has entered into certain indemnification agreements with its officers and directors. The indemnification agreements provide the registrant's officers and directors with indemnification to the maximum extent permitted by the WBCA.

ITEM 7. EXEMPTION OF REGISTRATION CLAIMED.

        The Registered Shareholders acquired their shares of Common Stock offered by the Reoffer Prospectus contained herein pursuant to the exercise of stock options or stock purchase rights granted under the registrant's stock option plan. These issuances were exempt from registration pursuant to Rule 701 of the Securities Act.

ITEM 8. EXHIBITS.

Exhibit
Number          Exhibit
-------         -------
  4.1           Form of Amended and Restated Articles of Incorporation of the Registrant
                (filed as Exhibit 3.1(a) to the Registration Statement)

  4.2           Bylaws and all amendments thereto of the Registrant (filed as Exhibit 3.2 to the Registration Statement)

  5.1           Opinion of Summit Law Group, P.L.L.C.

 23.1           Consent of Arthur Andersen LLP, Independent Auditors

 23.2           Consent of Summit Law Group, P.L.L.C. (included in opinion filed as Exhibit 5.1)

 24.1           Power of Attorney (see signature page)

 99.1           Amended and Restated Stock Option Plan (incorporated by reference to Exhibit
                10.1 to the Registration Statement on Form S-1)

 99.2           BSQUARE Corporation 1999 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.2 to the Registration Statement on Form S-1)

ITEM 9. UNDERTAKINGS.

        (a) The undersigned registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                        (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

                        (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

                        (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

                (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on the 19th day of October, 1999.

                                           BSQUARE CORPORATION

                                           /S/ WILLIAM T. BAXTER

                                           William T. Baxter
                                           President and Chief Executive Officer

                                POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints William T. Baxter and Brian V. Turner, or either of them, his true and lawful attorney-in-fact and agent, with the power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact and his agent or his substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated above.

SIGNATURE                         TITLE
---------                         -----
/S/ WILLIAM T. BAXTER             Chairman of the Board, Chief Executive Officer
---------------------------       and President
William T. Baxter                 (Principal Executive Officer)

/S/ BRIAN V. TURNER               Chief Financial Officer
---------------------------       (Principal Financial and Accounting Officer)
Brian V. Turner

/S/ ALBERT T. DOSSER              Director
---------------------------
Albert T. Dosser

/S/ JEFFREY T. CHAMBERS           Director
---------------------------
Jeffrey T. Chambers

/S/ SCOT E. LAND                  Director
---------------------------
Scot E. Land

/S/ WILLIAM LARSON                Director
---------------------------
William Larson

        The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bellevue, state of Washington, on October 19, 1999.


                                         BSQUARE 1999 EMPLOYEE STOCK
                                         PURCHASE PLAN



                                         By: /S/ ALBERT T. DOSSER
                                         ------------------------------------
                                         Albert T. Dosser, Senior Vice President

                                 EXHIBIT INDEX

Exhibit                                                                                          Sequential
Number          Exhibit                                                                           Page No.
-------         -------                                                                          ----------
  4.1           Form of Amended and Restated Articles of Incorporation of the Registrant            --
                (filed as Exhibit 3.1(a) to the Registration Statement)

  4.2           Bylaws and all amendments thereto of the Registrant (filed as Exhibit 3.2           --
                to the Registration Statement)

  5.1           Opinion of Summit Law Group, P.L.L.C.                                               II-7

 23.1           Consent of Arthur Andersen LLP, Independent Auditors                                II-8

 23.2           Consent of Summit Law Group, P.L.L.C. (included in opinion filed as                 --
                Exhibit 5.1)
 24.1           Power of Attorney (see signature page)                                              --

 99.1           Amended and Restated Stock Option Plan (incorporated by reference to                --
                Exhibit 10.1 to the Registration Statement on Form S-1)

 99.2           BSQUARE Corporation 1999 Employee Stock Purchase Plan (incorporated by              --
                reference to Exhibit 10.2 to the Registration Statement on Form S-1)